Exhibit 2.2
CONFIDENTIALITY AGREEMENT
This Confidentiality Agreement (“Agreement”) is effective on the date of last signature of the parties (“Effective Date”). By execution of this Agreement, the parties agree to the following terms and conditions.
     1. The parties to this Agreement are: Eli Lilly and Company having its principal offices at Lilly Corporate Center, Indianapolis, IN 46285 (“Lilly”), and United Therapeutics Corporation having offices at 1110 Spring Street, Silver Spring, MD 20910 (“Unither”). The parties are entering into this Agreement in order to have discussions and exchange information regarding Tadalafil for the treatment of pulmonary arterial hypertension (PAH), and other related matters for the purpose of a potential business collaboration related thereto (“Purpose”). The interaction may involve the exchange of information between the parties or their Affiliates, whether oral, visual, written, or electronic, that discloser or its Affiliates considers proprietary and confidential (“Information”). Accordingly, the parties enter into this Agreement for the protection of such Information.
     2. The period during which Information may be exchanged under this Agreement shall commence on the Effective Date and shall expire one year later, unless extended in writing and signed by the parties, or earlier terminated as provided herein. Either party may terminate this Agreement by providing written notice to the other party at the above address, and such termination shall be effective five days after a party’s receipt of such written notice. Termination of this Agreement shall not affect any obligations of confidentiality or non-use that have accrued under this Agreement prior to termination.
     3. As of the Effective Date and for five years following expiration or termination of this Agreement (including any extensions or amendments), unless recipient obtains prior written permission from discloser, recipient shall hold in confidence Information received from discloser and shall not disclose such Information to any third parties. Recipient shall use at least the same degree of care as recipient uses to protect its own confidential information. As of the Effective Date and for five years following expiration or termination of this Agreement (including any extensions or amendments), recipient shall not use such Information for any reason other than the Purpose described herein without obtaining prior written permission from discloser.
     4. Recipient and its consultants, contractors, Affiliates and other representatives who have a need to know the Information for the Purpose, and who are bound by similar obligations of confidentiality and non-use as set forth herein, will not be regarded as third parties. Recipient shall be responsible for any breach of this Agreement by them. For the purposes of this Agreement, (i) “Affiliate” means with respect to a party, any legal entity that controls, is controlled by or is under common control with such party, and (ii) “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a legal entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such legal entity.
     5. Any notes or other work product developed by recipient comprising Information provided by discloser pursuant to this Agreement shall be deemed Information and is subject to the same obligations of confidentiality and non-use as Information. Further, any information learned through observation during visit(s) to each other’s facilities shall be deemed Information.
     6. If required by law to disclose Information, recipient shall promptly notify discloser in writing to afford discloser an opportunity to oppose or limit the required disclosure. Recipient shall disclose only Information required by law.
     7. The obligations of confidentiality and non-use shall not apply to any Information that recipient can show:
(a)	was known to recipient or to the public prior to the date of disclosure by discloser;

(b)	subsequently becomes known to the public through no fault of recipient;

(c)	is subsequently disclosed to recipient by a third party having a lawful right to make such disclosure; or

(d)	is independently developed by recipient without the use or benefit of Information disclosed in confidence by discloser.
     8. Upon request, recipient shall promptly return or destroy all Information provided by discloser together with all copies thereof, and shall provide prompt written confirmation of such destruction, except that recipient may retain one copy of such Information for legal archival purposes only.
     9. During the term of this Agreement and for five years thereafter, Lilly agrees that it shall not, nor shall it permit any entity that it directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, to do or agree to do any of the following: (a) acquire, offer, seek, or propose to acquire, or agree to acquire, directly or indirectly, by purchase, exchange, merger or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of Unither, or assets or businesses representing a material portion of the assets or businesses of Unither, or make any public announcement with respect to any of the foregoing; (b) except at the specific written request of Unither, propose to enter into any merger or business combination involving Unither or to purchase a material portion of the assets or businesses of Unither; (c) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities Exchange Act of 1934), or seek to advise or influence any person or entity with respect to the voting of, any voting securities of Unither; (d) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of Unither; (e) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Unither; (f) take any action for the purpose of requiring Unither to make a public announcement regarding the possibility of a business combination or merger; or (g) advise, assist or encourage, or direct any person to advise, assist or encourage any other persons, in connection with any of the foregoing. Lilly also agrees during the term of this Agreement not to request Unither, directly or indirectly, to amend or waive any provision of this Section 9 (including this sentence). Notwithstanding the foregoing, in the event that either: (i) Unither publicly announces or publicly acknowledges that its Board of Directors has decided to sell Unither, or (ii) Unither enters into a written agreement with a third party providing for a transaction which would give rise to a change of control of Unither, then in such case, Lilly shall be free from the restrictions and limitations contained in this Section 9. Further, and notwithstanding anything in this Section 9 to the contrary, the parties agree that (i) the restrictions of this Section shall not apply to (x) transactions related to the Purpose with the mutual prior written agreement of the parties or (y) investment transactions in the ordinary course of business by employee benefit plans of Lilly or its Affiliates, and (ii) Lilly shall not be prohibited from initiating private confidential discussions with, and submitting confidential private proposals related to the matters described in this Section 9 to Unither’s management:

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provided in the case of (ii) that any such proposal shall be conditioned on approval of the Unither board of directors, prior to any direct or indirect efforts to implement such proposal by Lilly in any manner and shall not include any request that Unither make any such proposal public prior to acceptance thereof by the Unither board of directors.
     10. This Agreement constitutes the entire agreement between the parties as to the Information and Purpose, no representations having been made by either party except as stated herein. No intellectual property rights, license or obligations other than those expressly recited are granted or to be implied from this Agreement. This Agreement shall not be construed as an obligation to enter into any subsequent relationship.
     11. The terms and existence of this Agreement shall be treated by the parties as Information. Neither party shall use the name of the other party in any publicity or advertising without prior written approval.
     12. No provision of this Agreement shall be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving party. Failure or delay of a party to exercise or enforce any rights conferred upon it hereunder shall not be deemed a waiver of any such rights, nor operate to bar the exercise or enforcement thereof at any time thereafter.
     13. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana, U.S.A., without regard to its conflict of law principles.
     14. This Agreement may be executed in one or more counterparts by the parties by signature of a person having authority to bind the party, each of which when executed and delivered by facsimile, electronic transmission or by mail delivery, will be an original and all of which shall constitute but one and the same Agreement.

ACCEPTED:		ACCEPTED:

ELI LILLY AND COMPANY

By:	/s/ Mark A. Miller	By:	/s/ Roger Jeffs

	Mark A. Miller		Roger Jeffs, PhD
	Director		President & COO
Corporate Business Development

Date:	February 22, 2008	Date:	February 25, 2008

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